Exhibit 23.8

CONSENT OF INDEPENDENT PETROLEUM ENGINEERS AND GEOLOGISTS

We hereby consent to the incorporation by reference in this Amendment No. 3 to Registration Statement on Form S-4 of Freeport-McMoRan Copper & Gold Inc. of our reserves reports setting forth the interests of Plains Exploration & Production Company and its subsidiaries (collectively, the “Company”) relating to the estimated quantities of certain of the Company’s proved and probable reserves of oil and gas and present values thereof for certain periods originally included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2012, filed with the Securities and Exchange Commission on February 22, 2013. We also consent to the reference to us under the heading “Experts” in such Registration Statement.

Houston, Texas	NETHERLAND, SEWELL & ASSOCIATES, INC.
April 2, 2013

	By:	/s/ Danny D. Simmons
Danny D. Simmons
President and Chief Operating Officer